(LOGO) LENNAR PARTNERS
An LNR Company

February 12, 1999

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Corporate Trust Services (CMBS)
Nationslink Funding Corp. Series 1998-2

Re: Annual Independent Public Accountant's Servicing Report
Nationslink Funding Corporation, 1998-2
Commercial Mortgage Pass-Through Certificates

To whom it may concern:

As of and for the year ended December 31, 1998, Lennar Partners, Inc. has complied in all material respects with the applicable minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers applicable to the commercial and multifamily mortgages for the special servicer as noted in the attachment to this assertion. As of and for this same period, Lennar Partners, Inc. had in effect a fidelity bond in the amount of $7,500,000 and an errors and omissions policy in the amount of $10,000,000.

Sincerely,

LENNAR PARTNERS, INC.


Susan K. Chapman
Vice President


cc:
Nationslink Funding Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, NC 28255
Attention: David A. Gertner

Robert W. Long, Esq.
Assistant General Counsel, BankAmerica Corporation
NationsBank Corporate Center
100 North Tryon Street (20th Floor)
Charlotte, NC 28255

Standard & Poor's Ratings Services, Inc.
25 Broadway
New York, New York 10004
Attention: Commercial Mortgage Group Surveillance Manager

Moody's Investor's Service, Inc.
99 Church Street
New York, New York 10007
Attention Commercial MBS Monitoring Department